Exhibit 99.3

Urigen Development and Management Update

WALNUT CREEK, CA--(Marketwire - 07/01/11) - Urigen Pharmaceuticals, Inc. (Pinksheets:URGP - News), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, announced a development update and management changes.Urigen Pharmaceuticals confirmed it had successfully held a type C guidance meeting with the FDA in order to get FDA's input on the proposed program to develop URG101. Lowell Parsons, MD, said, "The meeting went very well and the FDA was very helpful in providing positive advice and direction. Importantly, the FDA agreed with Urigen's plan to develop URG101 for the treatment of acute flares of Interstitial Cystitis (IC/BPS) and provided input on the proposed outcome measures. The FDA agreed to our proposal that the next clinical trial would be a single dose 4 arm contribution of components study and that this trial would satisfy the Combination Drug Rule. In addition, the FDA had positive feedback on the overall scope of our clinical development plan, including the proposed size of the safety database to support a 505(b)2 NDA, given that URG101 has a large treatment effect and the safety of the components are known."Urigen also announced that Martin Shmagin has resigned as CFO, and as a Director of the Company. CFO duties will be managed through separate consulting arrangements with appropriate financial consultants. Mr. Shmagin remains a significant shareholder in Urigen.Dan Vickery, MBA, PhD, has become the Chairman and Secretary of the Company. In addition, through a service agreement with BioEnsemble, Ltd., an entity which Dr. Vickery controls, he is now providing full management services to the Company. The Board, in addition to Dr. Vickery, also includes Prof. C. Lowell Parsons, and Ed Teitel, MD, JD. Dr. Vickery has experience in Business Development, Regulatory Affairs, and urology Commercial Development. Dr. Parsons developed Elmiron, approved by FDA in 1996 for the relief of bladder pain or discomfort associated with interstitial cystitis. Dr. Vickery noted, "The board continues to work toward positioning Urigen for success, by focusing on the development of the intrinsic value that resides in URG101, and we plan to bridge from our successful meeting with FDA to continue with that process."

About Urigen Pharmaceuticals, Inc.Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's lead program targets significant unmet medical need and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets interstitial cystitis / bladder pain syndrome , which affects approximately 10.5 million men and women in North America. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contact: